UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2007
TRANSMETA CORPORATION

(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-31803	77-0402448

(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle, Santa Clara, CA	95054

(Address of principal executive offices)	(Zip Code)
(408) 919-3000

(Registrant’s telephone number, including area code)
NOT APPLICABLE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 1, 2007, in connection with the appointment of Lester M. Crudele to succeed Arthur L. Swift as President and Chief Executive Officer of Transmeta Corporation (“Transmeta”), Transmeta entered into an employment offer letter with Mr. Crudele and a separation agreement and release and a consulting agreement with Mr. Swift.
     The employment offer letter with Mr. Crudele provides that he will receive a starting annual base salary of $325,000 and a one-time lump-sum hiring bonus of $162,500. Mr. Crudele will be eligible to participate in Transmeta’s executive incentive plan, with a target bonus of 75% of his base annual salary. Mr. Crudele will also be granted three stock options, each exercisable to purchase 1,000,000 shares of Transmeta’s common stock, for a total of 3,000,000 shares. These stock options will vest over a period of three years, with one-third of the total shares vesting on February 1, 2008 and approximately 2.78% of the total shares vesting each month thereafter. These stock options will be granted at the market closing price on the respective grant dates and in accordance with the following schedule:
•	The grant date of the first option will be the second full trading day following the widespread public release of Transmeta’s annual earnings for the 2006 fiscal year.
•	The grant date of the second option will be the earliest of (a) the day following Transmeta’s next annual meeting of stockholders, (b) the second full trading day following the widespread public release of Transmeta’s quarterly earnings for the second fiscal quarter of 2007, and (c) August 15, 2007.
•	The grant date of the third option will be the earlier of (a) the second full trading day following the widespread public release of Transmeta’s quarterly earnings for the third fiscal quarter of 2007, and (b) November 15, 2007.
     Mr. Crudele will also be eligible to participate in health and life insurance and other employee benefit plans maintained by Transmeta as well as Transmeta’s executive retention and severance plan, pursuant to which Mr. Crudele will be guaranteed the equivalent of at least one year of his base salary, at least 100% of his target annual bonus under Transmeta’s executive incentive plan and the acceleration of the vesting of his stock options such that they collectively will be exercisable for 1,000,000 shares, in the event that he were to be terminated by Transmeta without cause before February 1, 2008 and sign a release. In addition, Mr. Crudele will be reimbursed for the reasonable expenses incurred by him for relocating his primary residence to the San Francisco Bay Area and will be provided a housing allowance to pay for interim rental housing during 2007 in an amount not to exceed $50,000.
     The separation agreement with Mr. Swift provides that he will be paid a lump sum severance payment by Transmeta of $420,000 in two equal installments to be paid on or before February 15, 2007 and on or before April 10, 2007, respectively, subject to Mr. Swift’s continued compliance with the covenants set out in the agreement. Transmeta will also continue to pay for Mr. Swift’s health insurance coverage until the earlier of (a) the date he finds employment providing comparable health benefits, and (b) February 1, 2008. In addition, Transmeta and Mr. Swift agreed to a mutual release of claims.

     The consulting agreement with Mr. Swift outlines the terms of his engagement to provide certain consulting services relating to sales, marketing and the development of business opportunities for Transmeta following the termination of his employment with Transmeta until December 31, 2007, unless earlier terminated by either Transmeta or Mr. Swift at any time for any reason after August 30, 2007 with 30 days notice. In consideration for these consulting services, Transmeta will pay Mr. Swift a consulting fee of $1,600 per day, provided that the number of consulting days shall not exceed five days in the aggregate for any three-month period nor shall the consulting fees exceed $32,000 in the aggregate during 2007. In addition, all stock options that were previously granted to Mr. Swift as an employee of Transmeta ceased vesting as of January 31, 2007, but will remain exercisable until the termination of this consulting agreement, at which time, these options will terminate if not earlier exercised.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMETA CORPORATION
Date: February 7, 2007	By:	/s/ John O’Hara Horsley
John O’Hara Horsley,
Executive Vice President, General Counsel & Secretary